Exhibit 10.24

AMENDED AND RESTATED COLLABORATION AGREEMENT

This Amended and Restated Collaboration Agreement (this “Agreement”) is made and entered into this 30th day of August, 2019 (the “Effective Date”), by and between Toyota Motor Corporation, a corporation with offices located at 1, Toyota-cho, Toyota-shi, Aichi 471-8571, Japan (“Toyota”) and Joby Aero, Inc., a Delaware corporation, with offices located at 340 Woodpecker Ridge Road Santa Cruz, CA 95060 (“Joby”), and amends and restates in its entirety that certain Collaboration Agreement, dated as of April 25, 2019 (the “Original Effective Date”), by and between Toyota and Joby (the “Original Agreement”). Each of Toyota and Joby may be referred to herein as a “Party” or collectively as the “Parties”.

WHEREAS, on or around the date hereof, the Parties entered into a Series C Preferred Stock Purchase Agreement, pursuant to which Toyota agreed to acquire shares of Series C Preferred Stock of Joby (the “Investment”);

WHEREAS, in connection with and effective upon the consummation of the Investment, the Parties wish to amend and restate the Original Agreement in its entirety as set forth herein to, among other things, reaffirm the Parties’ commitment to their existing working relationship, set forth certain specific goals with respect to their collaboration, and designate Toyota as Joby’s preferred manufacturing partner;

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, effective upon the consummation of the Investment, the Parties agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.1. Definitions. For the purposes of this Agreement, the following capitalized terms have the following meanings:

“Affiliate” means, with respect to a Party, any entity that is a wholly owned subsidiary of such Party.

“Agreement” has the meaning set forth in the Preamble.

“Background Intellectual Property” of a Party means all Technology and Intellectual Property Rights (i) owned by such Party prior to the Original Effective Date or (ii) acquired, made, conceived, developed, or reduced to practice by or for a Party outside of the collaboration between the Parties pursuant to this Agreement.

“Bankruptcy Code” has the meaning set forth in Section 9.1.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the State of California or Japan.

“Change of Control of Joby” has the meaning set forth in Section 10.2(c).

“Claim” has the meaning set forth in Section 7.1.

“Collaboration Costs” means all costs and expenses of any kind incurred by or on behalf of any Party in performing its obligations under this Agreement or any Collaboration Project Plan or that are otherwise directly attributable to a Collaboration Project, including: (i) the internal costs and other expenses of each Party’s Representatives incurred in participating in and performing such Party’s obligations or activities under a Collaboration Project Plan and (ii) all costs and expenses associated with supplying any Materials to a Party for the purpose of allowing such Party to perform its obligations or activities under the Collaboration Project Plan.

“Collaboration Project” has the meaning set forth in Section 2.1(b).

“Collaboration Project Plan” has the meaning set forth in Section 2.1(b).

“Collaboration Project Team” has the meaning set forth in Section 2.4(a).

“Collaboration Team Leader” has the meaning set forth in Section 2.4(a).

“Confidential Information” has the meaning set forth in Section 5.1.

“Contract Year” means (i) the period beginning on the Original Effective Date and ending on December 31, 2019 (the “First Contract Year”) and (ii) the calendar year beginning on the day immediately following the end of the First Contract Year and each succeeding calendar year thereafter.

“Disclosing Party” has the meaning set forth in Section 5.1.

“Dispute” means any disagreement between the parties concerning or in any way arising out of or relating to this Agreement whether or not the disagreement gives rise to a right to terminate this Agreement, and includes any disagreement concerning: (i) the Parties’ entry into this Agreement and any terms or subject matter hereof; (ii) the conduct of, or any action to be taken concerning, any aspect of this Agreement or any Collaboration Project or Collaboration Project Plan; or (iii) any aspect of the ownership of, any rights to, or prosecution strategy or tactics for, any patents or patent applications covering, or any enforcement of or other proceeding concerning Technology or Intellectual Property Rights developed in the course of any Collaboration Project or Collaboration Project Plan.

“Effective Date” has the meaning set forth in the Preamble.

“eVTOL Production” means the production, manufacture or assembly of eVTOLs in their entirety.

“Force Majeure” has the meaning set forth in Section 12.1.

“Foreground Intellectual Property” of a Party means all Technology or Intellectual Property Rights made, conceived, developed or reduced to practice by a Party or its Representatives in the course of performing under any Collaboration Project or Collaboration Project Plan, in each case that is not Jointly Developed Intellectual Property.

“Intellectual Property Rights” means any and all intellectual property rights or other similar proprietary rights throughout the world, including rights in any and all: (i) national and multinational statutory invention registrations, patents and patent applications (including all reissues, divisionals, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for throughout the world; (ii) inventions, whether or not patentable; (iii) trademarks, trade names, logos, and service marks; (iv) copyrights and copyrightable works, including all registrations, applications for registration, derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression; (v) Software code, whether in source or binary code form; (vi) information, data, and databases; (vii) trade secrets and, whether or not confidential, business information (including pricing and cost information, business and marketing plans and customer and supplier lists) and know-how (including manufacturing and production processes and techniques and research and development information); and (viii) industrial designs.

“Investment” has the meaning set forth in the Recitals.

“JAMS” has the meaning set forth in Section 11.2.

“Joby” has the meaning set forth in the Preamble.

“Joby Committee Members” means the members of the Steering Committee designated by Joby.

“Joby Competitor” means any entity primarily engaged in the development or manufacture of all-electric vertical take-off and landing aircraft designed specifically for passenger air mobility and transport.

“Joby Field Intellectual Property” means [*****].

“Joby Intellectual Property” means Joby Background Intellectual Property, Joby Foreground Intellectual Property, and Joby Field Intellectual Property.

“Jointly Developed Intellectual Property” means Technology and Intellectual Property Rights made, conceived, developed or reduced to practice by Representatives of both Parties in the course of performing under any Collaboration Project or Collaboration Project Plan and, in each case, that would be considered jointly owned by the Parties under applicable U.S. intellectual property Law (e.g., patent Law or copyright Law).

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any federal, state, local, or foreign government or political subdivision thereof, or any arbitrator, court, or tribunal of competent jurisdiction.

“Mass Production Model” has the meaning set forth in Section 3.1(b).

“Materials” means hardware, Software, data, documents and other Technology or materials owned or controlled by a Party and used by such Party, or provided by such Party to the other Party for use, under this Agreement or any Collaboration Project Plan.

“Notice of Dispute” has the meaning set forth in Section 11.1.

“Original Agreement” has the meaning set forth in the Preamble.

“Original Effective Date” has the meaning set forth in the Preamble.

“Participant Inventions” has the meaning set forth in Section 2.5(a).

“Participating Individual” has the meaning set forth in Section 2.5(a).

“Party” has the meaning set forth in the Preamble.

“Pre-Certification Period” has the meaning set forth in Section 3.1(d).

“Production Agreement” has the meaning set forth in Section 3.1(d).

“Production Notice” has the meaning set forth in Section 3.1(d).

“Production Notice Period” has the meaning set forth in Section 3.1(d).

“Production Proposal” has the meaning set forth in Section 3.1(d).

“Receiving Party” has the meaning set forth in Section 5.1.

“Representative” means a Party’s and its Affiliates’ employees, officers, directors, consultants, and legal, technical, and business advisors.

“Residuals” has the meaning set forth in Section 5.4.

[*****].

[*****].

“Software” means computer programs, applications, systems and software, including all software implementations of algorithms, models and methodologies, firmware, middleware, and all source code, object code, development and design tools, applets, compilers and assemblers, and descriptions, documentation, specifications, flow-charts and other work product used to design, plan, organize and develop any of the foregoing.

“Steering Committee” has the meaning set forth in Section 2.3(a).

“Technology” means technical information, know-how, ideas, concepts, processes, procedures, methods, designs, specifications, technical documentation, schematics, tools, works of authorship, algorithms, Software, hardware, prototypes, products, devices, inventions and discoveries of any kind.

“Term” has the meaning set forth in Section 10.1.

“Third-Party Manufacturer” has the meaning set forth in Section 3.1(d).

“Third-Party Proposal” has the meaning set forth in Section 3.1(d).

“Toyota” has the meaning set forth in the Preamble.

“Toyota Committee Members” means the members of the Steering Committee designated by Toyota.

“Toyota Field Intellectual Property” means [*****].

“Toyota Intellectual Property” means Toyota Background Intellectual Property, Toyota Foreground Intellectual Property, and Toyota Field Intellectual Property.

ARTICLE II

COLLABORATION PROJECTS

Section 2.1. Collaboration Projects.

(a) The Parties contemplate that their collaboration pursuant to this Agreement will be carried out in the following five (5) phases: (i) Pilot Production Model Reliability and Manufacturability Improvement Program; (ii) Pilot Production Line Support Program; (iii) Mass Production Model Reliability and Manufacturability Improvement Program; [*****] [*****].

(b) For each of the phases, the Parties will agree upon and implement one or more collaboration projects in order to meet the objectives of that phase (each such project, a “Collaboration Project”). Before commencing each Collaboration Project, the Parties will mutually agree upon and prepare a written plan and schedule for that Collaboration Project, to be attached to and incorporated by reference into this Agreement (each, a “Collaboration Project Plan”)1

(c) The terms and conditions of each Collaboration Project Plan will supplement the terms and conditions of this Agreement with respect to the applicable Collaboration Project and, to the extent expressly inconsistent with the terms of this Agreement, will control with respect to the applicable Collaboration Project. In the ordinary course, the Parties expect that each Collaboration Project Plan will include the following items, subject to any additions or deletions the Parties’ may determine are appropriate for the particular Collaboration Project:

(i)	a description of the Collaboration Project, including its objective and scope;

[1]

The initial Collaboration Project Plans shall include, among other things, (i) the projects already in process [*****], (ii) the joint presentation of the Joby/Toyota partnership, [*****] and (iii) [*****].

(ii)	participating Parties and Affiliates;

(iii)	key milestones and timelines;

(iv)

allocation of intellectual property rights or licenses, including with respect to any Foreground Intellectual Property and any Jointly Developed Intellectual Property expected to result from such Collaboration Project, to the extent different from the terms of this Agreement;

(v)	the budget, if any, and a description of how costs and expenses are to be allocated, to the extent different from the terms of this Agreement;

(vi)	the location where work is to be performed;

(vii)	the number and type of employees to be deployed and dedicated, and the deployment schedule for such personnel;

(viii)	the obligations of each Party, including deliverables, if any, that either or both Parties will be responsible for creating and developing; and

(ix)	any other terms or conditions that vary from the terms and conditions set forth in this Agreement.

Section 2.2. Collaboration Project Activities. The Parties will work together in accordance with the Collaboration Project Plan for each Collaboration Project. Each Party will use its commercially reasonable efforts to (i) perform its responsibilities in accordance with this Agreement and each Collaboration Project Plan and (ii) cooperate with the other Party in connection with the other Party’s performance of its obligations under this Agreement and each Collaboration Project Plan. Upon a schedule to be mutually agreed and set forth in each Collaboration Project Plan, each Party will provide to the other Party and the Steering Committee a reasonably detailed written report for each Collaboration Project describing the status of all activities for which such Party was allocated responsibility under the relevant Collaboration Project Plan. Within twenty (20) days after expiration or termination of, or completion of the activities contemplated under, each Collaboration Project Plan, the Steering Committee will meet to assess the Parties’ mutual performance under that Collaboration Project Plan, to determine and make a recommendation to each Party as to whether the Parties should continue into the next phase of their collaboration, and, if the recommendation is to proceed to the next phase, then to commence preparation of the Collaboration Project Plan for the next phase as contemplated in Section 2.1. Prior to commencing each Collaboration Project, the Parties shall mutually determine whether to designate such Collaboration Project as the final Collaboration Project and, if so, then upon the expiration or termination of, or completion of activities under, the Collaboration Project Plan for such Collaboration Project this Agreement shall terminate as provided in Section 10.1.

Section 2.3. Steering Committee.

(a) Within fifteen (15) days of the Original Effective Date, each Party will designate three (3) individuals to serve on a committee responsible for general oversight of the Collaboration Projects (the “Steering Committee”). Each individual designated by the Parties will have the expertise and authority necessary to supervise the activities contemplated for the Collaboration Projects then in effect. Each Party will have the right to remove any member of the Steering Committee it designates. At any time a vacancy is created on the Steering Committee due to a member’s resignation, removal or any other reason, the Party that originally designated such member will designate an individual to fill such vacancy. Each party may also designate appropriate support staff, legal staff, and translators to attend meetings and assist with operation of the Steering Committee. In accordance with the provisions and objectives of this Agreement and each Collaboration Project Plan, the Steering Committee will oversee, coordinate, and manage the Parties’ activities with respect to the Collaboration Projects and exercise decision-making authority over all activities related to each Collaboration Project and make all such decisions and take all such other actions as are delegated to it in this Agreement.

(b) The Steering Committee will meet as often as needed upon written notice by or on behalf of any member of the Steering Committee but in any case will meet not less than once each quarter, such meetings to be scheduled in advance for each Contract Year at the beginning of such Contract Year or as otherwise mutually agreed. Any notice of any meeting of the Steering Committee will be sent in writing (which may include email) to each member of the Steering Committee and will include an agenda identifying in reasonable detail the matters to be discussed at such meeting together with copies of any relevant documents to be discussed. Steering Committee meetings will be held at times and places and in such form, such as by telephone or video conference, as the Steering Committee determines, except that in-person meetings of the Steering Committee will alternate between the Parties’ offices at least twice per Contract Year, unless otherwise agreed in writing by the Parties. Any Steering Committee member may designate a substitute of at least equivalent experience and seniority to attend and perform the functions of that Steering Committee member at any Steering Committee meeting. Subject to Section 2.5(a), members of the Steering Committee may invite Representatives to attend meetings of the Steering Committee as observers or to make presentations, in each case without any voting authority.

(c) The Steering Committee, with the support of each Party’s patent attorneys and other relevant Representatives, will be responsible for allocating ownership and usage rights for any Jointly Developed Intellectual Property in accordance with Section 4.3.

(d) Each Party’s Steering Committee members will have collectively one vote with respect to any matter requiring action or approval by the Steering Committee. All decisions of the Steering Committee will be unanimous. No vote of the Steering Committee may be taken unless a majority of both the Joby Committee Members and the Toyota Committee Members are present. The Steering Committee will make all decisions and take other actions in good faith and with due care, after consideration of the information that is reasonably available to it.

(e) The Steering Committee has only the powers specifically delegated to it by this Agreement and has no authority to act on behalf of any Party. Without limiting the generality of the foregoing, the Steering Committee has no authority to, and will not purport to or attempt to: (i) negotiate or enter into agreements on behalf of any Party; (ii) make representations or warranties on behalf of any Party; (iii) waive rights of any Party; (iv) extend credit on behalf of any Party; or (v) take or grant licenses of, transfer ownership, or otherwise encumber Intellectual Property Rights on behalf of any Party.

(f) Each Party will bear all expenses of its respective Steering Committee members related to their participation on the Steering Committee and attendance at Steering Committee meetings.

Section 2.4. Collaboration Project Teams.

(a) Each Party will, with respect to the relevant Collaboration Project, appoint an appropriately staffed team of Representatives (collectively, a “Collaboration Project Team”), including a primary contact for such Party (each, a “Collaboration Team Leader”) who will jointly oversee, manage, and coordinate the day-to-day implementation of the Collaboration Project Plan. Notwithstanding the foregoing, Joby shall retain ultimate decision-making authority over eVTOL design decisions.

(b) Each Party may appoint, at its discretion, substitute or successor Representatives to a Collaboration Project Team, including substitute or successor Collaboration Team Leaders, and shall provide notice to the other Party thereof.

(c) The Collaboration Project Team will meet at least once per calendar month at mutually agreed times and in such form, such as by telephone or video conference, as such Collaboration Project Team determines to discuss the status, progress, and activities necessary to meet the objectives of such Collaboration Project, and shall perform in good faith all activities required by the Collaboration Project Plan in accordance with the timelines, milestones, and other requirements set forth in the applicable Collaboration Project Plan.

Section 2.5. Conduct of the Collaboration Projects.

(a) Each Representative of a Party who works on a Collaboration Project, attends any meeting concerning a Collaboration Project, including any Steering Committee meeting, or is given access to any other Party’s Confidential Information (a “Participating Individual”), will be bound by a written agreement requiring such Participating Individual to: (i) assign to the Party of which it is a Representative all right, title, and interest in and to any Intellectual Property Rights created by such Participating Individual in connection with the Collaboration Project (“Participant Inventions”) (provided that, for the avoidance of doubt, such Participating Individual’s general employee assignment will satisfy the foregoing requirement if broad enough to encompass all Participant Inventions); and (ii) be bound by obligations of confidentiality and non-use no less restrictive than those set out in this Agreement.

(b) All day-to-day decisions concerning matters and functions allocated or delegated to a Party pursuant to a Collaboration Project Plan, unless expressly reserved in this Agreement for determination or approval by a Collaboration Project Team or the Steering Committee, will be deemed to be within the decision-making authority of that Party; provided that all such decisions will be consistent with such Collaboration Project Plan, the objectives of the Collaboration Project and the terms and conditions of this Agreement. If a Collaboration Project Team cannot reach a decision on any matter concerning the Collaboration Project for which it has decision-making authority, it will refer the matter to the Steering Committee for further review and resolution.

(c) Each Party will retain the rights, powers, and discretion granted to it under this Agreement, and no such rights, powers, or discretion will be delegated to or vested in any

Collaboration Project Team unless this Agreement, including the relevant Collaboration Project Plan, expressly provides for that delegation or vesting of rights, or the Parties otherwise expressly agree in writing in accordance with Section 12.13.

(d) With respect to the deployment of Toyota engineering personnel to Joby facilities pursuant to Collaboration Project Plans, such Toyota Representatives will have sufficient language ability to communicate effectively with their Joby counterparts, or Toyota will otherwise provide for the deployment of one or more Representatives to assist the engineering team with language and cultural considerations.

(e) The Collaboration Team Leaders will meet regularly (and in any event no less frequently than a semi-annual basis) to evaluate the performance and fit of each member of the Collaboration Project Team, and to make determinations on whether to extend the deployment duration of such member or allow such deployment period to expire. Notwithstanding anything in this Agreement to the contrary, Toyota shall retain final decision-making authority with respect to the deployment of Representatives to the extent needed to ensure compliance with applicable Laws.

Section 2.6. Cost Allocation. Except as otherwise expressly provided in this Agreement or in a Collaboration Project Plan, [*****].

ARTICLE III

PREFERRED MANUFACTURING PARTNER

Section 3.1. Preferred Manufacturing Partner. In consideration of the Investment and in furtherance of the Collaboration Projects, the Parties agree that Toyota shall be Joby’s “Preferred Manufacturing Partner,” pursuant to which:

(a) Joby and Toyota shall, during (i) the Pilot Production Model Reliability and Manufacturability Improvement Program and (ii) the Pilot Production Line Support Program phases, cooperate and collaborate with respect to product design and development in terms of manufacturability, cost and design quality, provided that Joby shall retain ultimate decision-making authority over all eVTOL design decisions;

(b) In advance of commencing the design of version 3.0 of Joby’s eVTOL (the “Mass Production Model”), Joby and Toyota shall, during (i) the Mass Production Model Reliability and Manufacturability Improvement Program and (ii) [*****], work together in good faith to jointly develop and plan a “mass production scheme” for the Mass Production Model [*****];

(c) Joby shall provide Toyota with the following:

(i)	access to eVTOL operation data, including vehicle performance and environmental data necessary for the performance of the Collaboration Projects, including mass manufacturing opportunities;

(ii)	eVTOL development, testing and deployment plans (including location and number of eVTOLs to be deployed), information and data necessary for production planning activities (including mass production);

(iii)	timely updates with respect to progress of both eVTOL development and all certification (type, production and operating), including any schedule changes;

(iv)	consultation in supplier decisions for eVTOL pilot production, provided that Joby shall retain final decision-making authority; and

(v)	participation by Toyota engineers on Joby’s production certification team and in Joby’s production certification efforts.

Notwithstanding the foregoing, in no event shall Joby provide or be required to provide access to information or data that is subject to applicable U.S. export control regulations unless the recipient personnel are appropriately licensed.

(d) Prior to Joby’s receipt of both type and production certification from the U.S. Federal Aviation Administration for its version 2.1 eVTOL (the “Pre-Certification Period”), provided that the Term of this Agreement is ongoing, [*****]. After the Pre-Certification Period and for the remainder of the [*****]:

(i)	[*****];

(ii)	[*****]; and

(iii)	[*****].

(e) [*****]

(f) [*****]

(g) The Parties shall discuss in good faith, opportunities (i) for Toyota to assist Joby with the procurement of the necessary components, property, plant and equipment to commence production of its version 2.0 and version 2.1 eVTOLs, and (ii) for the development, manufacturing and commercialization of eVTOLs [*****].

(h) If the Company (i) receives an offer from a third party to acquire all or substantially all of the Company’s capital stock, consummate a merger or consolidation with the Company or any of its subsidiaries or acquire or exclusively license all or substantially all of the assets of the Company or its subsidiaries (an “Offer”) or (ii) commences a process to sell all or substantially all of its capital stock, to sell or exclusively license all or substantially all of the assets of the Company or its subsidiaries, to consummate a merger or consolidation of the Company or any of its subsidiaries with any third party or to liquidate, dissolve or wind-up (a “Process”), then the Company shall promptly, and within any event within 72 hours, provide written notice to Toyota of the receipt of such offer or the commencement of such Process, which notice shall include general but sufficient information to enable Toyota to make a competitive proposal with respect to the proposed transaction contemplated by the offer or the Process. Notwithstanding anything herein to the contrary, this Section 3.1(g) shall terminate and be of no further force or effect upon the consummation of the sale of Joby’s securities pursuant to a registration statement filed by Joby under the Securities Act of 1933, as amended, in connection with the firm commitment underwritten offering or direct listing to the general public.

(i) [*****].

ARTICLE IV

INTELLECTUAL PROPERTY

Section 4.1. Designation of Intellectual Property Ownership. The Parties shall specify in each Collaboration Project Plan the ownership and related license rights among and between the Parties with respect to each deliverable created under such Collaboration Project Plan. In the event the Parties do not specify such ownership and license rights with respect to a deliverable under a Collaboration Project Plan, the following ownership and license terms shall apply with respect to such deliverable:

(a) Ownership of Joby Intellectual Property. As between the Parties, Joby will own all worldwide right, title and interest (including all associated Intellectual Property Rights) in and to all Joby Intellectual Property. Except for the limited rights expressly granted by Joby to Toyota under Section 4.1(b) below or in a Collaboration Project Plan, Joby expressly retains all rights not expressly licensed pursuant to this Agreement.

(b) Joby Licenses to Toyota. Subject to the terms and conditions of this Agreement, Joby, on behalf of itself and its Affiliates, hereby grants to Toyota: (i) during the Term a fully paid up, non-exclusive, royalty-free, non-transferable (except as permitted under Section 12.11) and non-sublicensable license to access and use, and to permit its Representatives to access and use, any Joby Intellectual Property that is disclosed or made available to Toyota or its Representatives, solely for purposes of performing the collaboration activities contemplated by this Agreement and any Collaboration Project Plan, and not for any commercial or production use; and (ii) during and after the Term a fully paid up, non-exclusive, royalty-free, non-transferable (except as permitted under Section 12.11) license to any portion of the Joby Field Intellectual Property, solely for purposes of using, making, having made, offering for sale, selling, importing, reproducing, distributing, and creating derivative works of Toyota products and services. Toyota may grant sublicenses under the foregoing rights to its Affiliates contractors, suppliers, distributors, and customers solely for the foregoing purposes.

(c) Ownership of Toyota Intellectual Property. As between the Parties, Toyota will own all worldwide right, title and interest (including all associated Intellectual Property Rights) in and to all Toyota Intellectual Property. Except for the limited rights expressly granted by Toyota to Joby under Section 4.1(d) below or in a Collaboration Project Plan, Toyota expressly retains all rights not expressly licensed pursuant to this Agreement.

(d) Toyota License to Joby. Subject to the terms and conditions of this Agreement, Toyota, on behalf of itself and its Affiliates, hereby grants to Joby: (i) during the Term a fully paid up, [*****], royalty-free, non-transferable (except as permitted under Section 12.11) and non-sublicensable license to access and use, and to permit its Representatives to access and use, any Toyota Intellectual Property that is disclosed or made available to Joby or its Representatives, solely for purposes of performing the collaboration activities contemplated by this Agreement and any Collaboration Project Plan, and not for any commercial or production use; and (ii) during and after the Term a fully paid up, non-exclusive, royalty-free, non-transferable (except as permitted under Section 12.11) license to any portion of the Toyota Field Intellectual Property solely for purposes of using, making, having made, offering for sale, selling, importing, reproducing, distributing, and creating derivative works of Joby products and services. Joby may grant sublicenses under the foregoing rights to its Affiliates, contractors, suppliers, distributors, and customers solely for the foregoing purposes.

Section 4.2. No Further Rights. Notwithstanding any other provision in this Agreement, under no circumstances will a Party to this Agreement, as a result of this Agreement, have any right under or to the Technology or Intellectual Property Rights of the other Party except as specified in this Section 4, or as otherwise agreed by the Parties in writing, whether by implication, estoppel, or otherwise. For clarity, unless separately agreed in writing, neither Party receives under this Agreement any rights or licenses in or to the other Party’s Background Intellectual Property.

Section 4.3. Jointly Developed Intellectual Property. Each Party will, and hereby does, assign, license, and otherwise transfer, and will cause its Affiliates and its and its Affiliates’ respective Representatives to assign and otherwise transfer, to the other Party and its permitted successors and assigns, without requirement of additional consideration, all such right, title, and interest in and to the Jointly Developed Intellectual Property as is necessary to fully effect the ownership thereof as provided in this Section 4. Each Party will disclose to the other party all Jointly Developed Intellectual Property, including copies of all invention disclosures and other similar documents. A Party will make all such disclosures to the other Party at least sixty (60) days before any public disclosure of such Jointly Developed Intellectual Property. Each Party will maintain contemporaneous written records of its Representatives’ activities concerning Jointly Developed Intellectual Property for which such Party’s Representative claims inventorship status. Unless otherwise agreed, to the extent that the Parties create any Jointly Developed Intellectual Property that is not either Joby Field Intellectual Property or Toyota Field Intellectual Property, the Parties will jointly own such Jointly Developed Intellectual Property, and each Party will have the right, subject to this Agreement and applicable Law, to make, have made, use, offer to sell, sell, import, copy, create derivative works of, distribute, and otherwise exploit such Jointly Developed Intellectual Property and to freely exercise, transfer, assign, license, encumber, and enforce all of its rights in such Jointly Developed Intellectual Property without the consent, joinder, or participation of, or payment or accounting to, the other Party. Each Party hereby unconditionally and irrevocably waives any right it may have under applicable Law as a joint owner of such Jointly Developed Intellectual Property to require such consent, joinder, participation, payment, or accounting.

Section 4.4. Patents.

(a) The Party owning any Foreground Intellectual Property in accordance with this Agreement will have the exclusive right, but not the obligation, to prepare, file, prosecute,

maintain, enforce and defend all patents included therein at its own expense. At the owning Party’s reasonable request and expense, the other Party will provide all information and assistance that may be necessary or useful in obtaining, maintaining and enforcing such patents.

(b) To the extent that any Jointly Developed Intellectual Property is jointly owned between the Parties pursuant to Section 4.3 or a Collaboration Project Plan, the Steering Committee will have responsibility for preparation, filing, prosecution, and maintenance of any patents included in such Jointly Developed Intellectual Property, the expense thereof to be shared equally by the Parties unless otherwise agreed.

(c) This Agreement is intended to and hereby does serve, among other things, as a “joint research agreement” for purposes of Section 102(c) of the US Patent Act, 35 U.S.C. § 102(c). Each Party will provide the other Party with all reasonable assistance and cooperation, including the preparation and filing of any terminal, or statutory, disclaimers and other documents, required to procure and preserve the protections under the Patent Act for all Jointly Developed Intellectual Property, if applicable.

ARTICLE V

CONFIDENTIALITY AND NON-DISCLOSURE

Section 5.1. Definition of Confidential Information. For purposes of this Agreement, “Confidential Information” of a Party means any non-public information disclosed by a Party or its Affiliates or Representatives (collectively, the “Disclosing Party”) to the other Party or its Affiliates or Representatives (collectively, the “Receiving Party”) for the purpose of this Agreement or otherwise made accessible to such Receiving Party during the performance under a Collaboration Project Plan, which non-public information is either marked or otherwise identified as confidential or proprietary at the time of disclosure or within thirty (30) days following such disclosure. Confidential Information will be deemed to include any non-public: Technology; data; business studies; policies and procedures; finance, marketing and sales information; and identities of and relationships with customers, prospective customers, and suppliers, notwithstanding any failure to comply with the marking or identification requirements set forth in the preceding sentence. The terms and conditions of this Agreement, any Collaboration Project Plans, and the activities under and the results of any Collaboration Projects, will constitute Confidential Information of both Parties. Notwithstanding the foregoing, Confidential Information will not include information that the Receiving Party can document: (i) is in or enters the public domain (through no improper action or inaction by the Receiving Party); (ii) was rightfully in the Receiving Party’s possession or known by it prior to receipt from the Disclosing Party, without an obligation of non-disclosure; (iii) was rightfully disclosed to the Receiving Party by another Person; or (iv) was independently developed by the Receiving Party without use of the Disclosing Party’s Confidential Information.

Section 5.2. Disclosure and Use Restrictions. The Receiving Party agrees that (i) it will keep the Disclosing Party’s Confidential Information confidential, using at least the same degree of care used to protect its own confidential or proprietary information, but not less than reasonable care, to prevent the disclosure or accessibility to others of the Disclosing Party’s Confidential Information and (ii) it will use the Disclosing Party’s Confidential Information only for the purpose of performing its obligations or carrying out the collaboration activities under this Agreement or a Collaboration Project Plan. The Receiving Party will limit dissemination of and access to the Disclosing Party’s Confidential Information to only such of its Affiliates and Representatives who have a need to know for the foregoing purposes; provided that any third party to which Confidential Information is provided by a Receiving Party is subject to confidentiality obligations with respect to such Confidential Information at least as protective as the obligations set forth herein. The Receiving Party will be responsible for any breach of the confidentiality provisions of this Agreement by its Representatives.

Section 5.3. Exceptions. In the event the Receiving Party receives a subpoena or other validly issued administrative or judicial process demanding the Disclosing Party’s Confidential Information, the Receiving Party may disclose such Confidential Information that is on the advice of its counsel legally required to be disclosed pursuant to such request, provided that the Receiving Party has given prior written notice to the Disclosing Party as far in advance as practicable so that the Disclosing Party may assert any defenses to disclosure that may be available and the Receiving Party takes reasonable measures to guard against further disclosure, including, without limitation, seeking appropriate confidential treatment or a protective order, or assisting the Disclosing Party to do so.

Section 5.4. Residuals. Each Party has the right to use for any purpose the Residuals (defined herein) resulting from access to or work with the other party’s Confidential Information or otherwise learned or developed in the course and scope of the Parties’ collaboration pursuant to this Agreement. The term “Residuals” means information in non-tangible form that is not intentionally retained in the unaided memories (i.e. information that has not been intentionally memorized or accessed for the purpose of retaining and subsequently using for purposes other than those set forth in this Agreement) of personnel who have had access to the other Party’s Confidential Information, including any generalized ideas, concepts, know-how or techniques contained therein. Nothing in this Section or otherwise will be deemed to grant to either Party a license under any of the other Party’s patents or copyrights. Neither Party will have any obligation to limit or restrict the assignment of such persons or to pay royalties for any work resulting from the use of Residuals.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Section 6.1. Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party that:

(a) (i) it has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder in accordance with its terms and (ii) the execution of this Agreement by a Representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of the Party;

(b) when executed and delivered by the Party, this Agreement will constitute the legal, valid, and binding obligation of that Party, enforceable against that Party in accordance with its terms;

(c) it has, and throughout the Term, will retain the unconditional and irrevocable right, power, and authority to grant the rights hereunder to its Background Intellectual Property and Foreground Intellectual Property pursuant to the terms of this Agreement; and

(d) it is under no obligation to any third party that would interfere with its representations, warranties, or obligations under this Agreement.

Section 6.2. Disclaimer of Other Representations and Warranties. EXCEPT FOR THE WARRANTIES SET FORTH IN SECTION 6.1, NEITHER PARTY MAKES, AND EACH PARTY DISCLAIMS, ALL WARRANTIES OF ANY KIND (INCLUDING WITH RESPECT TO ANY DELIVERABLES OR MATERIALS PROVIDED UNDER THIS AGREEMENT), WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ABSENCE OF ERRORS, ACCURACY, SAFETY, COMPLETENESS OF RESULTS, THE PROSPECTS OR LIKELIHOOD OF SUCCESS OF THE COLLABORATION, OR THE VALIDITY, SCOPE OR NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OR OTHER PROPRIETARY RIGHTS THEREIN. EACH PARTY ACKNOWLEDGES THAT ANY TECHNOLOGY OR CONFIDENTIAL INFORMATION PROVIDED IN CONNECTION WITH THIS AGREEMENT IS NOT GUARANTEED TO BE FREE OF BUGS, INTERRUPTIONS, OR ERRORS.

ARTICLE VII

INDEMNIFICATION

Section 7.1. Mutual Indemnity. Each Party will indemnify, defend and hold harmless the other Party, its respective officers, directors, employees, and agents from any and all claims, losses, liabilities, damages, expenses and costs (including attorneys’ fees and court costs) resulting from any claim, suit or demand by any third party (a “Claim”) relating to, resulting from or arising out of the indemnifying Party’s gross negligence or willful misconduct in connection with the performance of the Collaboration Projects contemplated by this Agreement.

Section 7.2. Procedure. As a condition to the indemnifying Party’s obligations under this Article VII, the indemnified Party: (i) will promptly notify the indemnifying Party in writing of the Claim; (ii) grant the indemnifying Party sole control of the defense and settlement of the claim; and (iii) provide the indemnifying Party with all assistance and information reasonably required for the defense and settlement of the claim, at the indemnifying Party’s expense. The indemnifying Party will not enter into any settlement or compromise without the indemnified Party’s prior written consent, unless the settlement imposes no monetary or other obligation on the indemnified Party. The indemnifying Party will not be responsible for any settlement or compromise entered into by the indemnified Party without the indemnifying Party’s prior written consent. The indemnified Party reserves the right to retain counsel, at its own expense, to participate in the defense or settlement of any such claim.

Section 7.3. Sole Remedy. THE PROVISIONS OF THIS ARTICLE 7 SET FORTH EACH PARTY’S SOLE AND EXCLUSIVE OBLIGATIONS, AND THE OTHER PARTY’S SOLE AND EXCLUSIVE REMEDIES, WITH RESPECT TO INFRINGEMENT OR MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS OF ANY KIND.

ARTICLE VIII

LIMITATION OF LIABILITY

Section 8.1. IN NO EVENT SHALL ANY PARTY BE LIABLE TO THE OTHER PARTY FOR LOST PROFITS OR REVENUES, INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR EXEMPLARY DAMAGES, OR LOST BUSINESS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR FOR ANY CLAIM MADE FOR SUCH DAMAGES AGAINST ANY OF THE PARTIES BY ANY THIRD PARTY, REGARDLESS OF THE FORM OF THE ACTION, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF THE PARTIES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH CLAIM. EACH PARTY’S TOTAL LIABILITY TO THE OTHER PARTY UNDER THIS AGREEMENT, BASED UPON ALL CAUSES OF ACTION AND UNDER ALL THEORIES OF LIABILITY, WILL BE LIMITED TO ONE MILLION DOLLARS ($1,000,000).

Section 8.2. THE LIMITATIONS ON LIABILITY SET FORTH IN THIS ARTICLE VIII DO NOT APPLY TO LIABILITY ARISING FROM INFRINGEMENT OR MISAPPROPRIATION OF A PARTY’S INTELLECTUAL PROPERTY RIGHTS, BREACH OF THE CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE V, THE GROSS NEGLIGENCE, FRAUD OR WILLFUL MISCONDUCT BY ANY PARTY, OR TO EITHER PARTY’S INDEMNITY OBLIGATIONS UNDER ARTICLE VII.

ARTICLE IX

BANKRUPTCY

Section 9.1. Bankruptcy Code. All rights and licenses granted by one Party to the other Party under this Agreement are and will be deemed to be rights and licenses to “intellectual property” as such term is used in and interpreted under, Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”).

Section 9.2. Effect of Bankruptcy. Each Party will have the right to exercise all rights and elections under the Bankruptcy Code with respect to the other Party’s Background Intellectual Property and Foreground Intellectual Property licensed to it pursuant to this Agreement. Without limiting the generality of the foregoing, each Party acknowledges and agrees that, if it becomes subject to any bankruptcy or similar proceeding subject to the other Party’s rights of election, all rights and licenses granted to the other Party under this Agreement will continue subject to the terms and conditions of this Agreement, and will not be affected, even by the rejection of this Agreement.

ARTICLE X

TERM AND TERMINATION

Section 10.1. Term. The term (the “Term”) of this Agreement begins on the Effective Date and ends on the earlier of (i) the date [*****] or (ii) the [*****].

Section 10.2. Termination.

(a) If a Party is in material breach of any of its obligations under this Agreement, and does not cure such breach within ninety (90) days after receiving written notice thereof from the non-breaching Party, then the non-breaching Party may, at its option, terminate this Agreement in its entirety by providing written notice of termination to the other Party, which termination will be effective immediately.

(b) If a Party becomes insolvent, files for or becomes the subject of a bankruptcy petition, or is placed in receivership, the other Party may, at its option, terminate this Agreement in its entirety by providing written notice to such Party, which termination will be effective immediately.

(c) Toyota may, at its option, terminate this Agreement in its entirety by providing [*****] prior written notice of termination to Joby; provided that such termination will be effective immediately if there is any change in law that makes eVTOL technology illegal or impracticable.

(d) Immediately prior to, but conditioned on, the consummation of a Change of Control of Joby in compliance with Section 3.1(h), this Agreement shall automatically terminate, other than as noted in Section 10.4 below. For purposes of the foregoing, a “Change of Control of Joby” means a transaction or a series of related transactions: (i) in which one or more related parties that did not previously own or control greater than a fifty percent (50%) equity interest in Joby obtains ownership or control of greater than a fifty percent (50%) equity interest in Joby; or (ii) in which Joby sells all or substantially all of its assets. Notwithstanding anything herein to the contrary, the Parties acknowledge and agree that the documentation with respect to the “mass production scheme” referenced in Section 3.1(b) shall contain appropriate provisions protecting or otherwise compensating Toyota for its investment made in furtherance of its capital commitments thereunder in the event of a Change of Control of Joby.

(e) Joby may, at its option, terminate this Agreement in its entirety by providing [*****] prior written notice in the event Toyota directly or indirectly acquires more than [*****] of the equity interests of a Joby Competitor.

(f) In the event of irreconcilable deadlock or the cessation of good faith collaboration activities pursuant to this Agreement for a period of [*****], either Party may provide written notice of intent to terminate. Upon delivery of such notice of intent to terminate, the Parties shall have sixty (60) days in which to resolve such deadlock or resume good faith collaboration activities, and in the event the Parties fail to do so or make meaningful progress toward resolution, this Agreement shall terminate in its entirety upon the expiration of such sixty (60) day period.

Section 10.3. Effect of Termination. Upon the termination of this Agreement, (i) each then active Collaboration Project will terminate and each Party will immediately cease all activities with respect to each Collaboration Project, (ii) each Party will promptly return to the other Party all information and Materials provided by the other Party, and (iii) except as otherwise set forth in this Agreement, to the extent requested by the other Party, each Party will destroy or delete any and all drawings, notes, memoranda, specifications, devices, formulas and documents, together with all copies thereof, and any other material containing or disclosing any Confidential Information of the other. Notwithstanding the foregoing, the Parties may keep a copy of each other’s Confidential Information solely to the extent it is processed as part of such Party’s automatic archival purposes or as may be required by applicable law or in accordance with the Party’s archiving processes generally applied, provided that, except as contemplated by this Agreement, neither Party may access or use such Confidential Information following the termination of this Agreement.

Section 10.4. Survival. The following provisions will survive any expiration or termination of this Agreement: Sections 3.1(d), 3.1(e), 3.1(f) and, solely in the event that the acquiror of Joby is not already subject to or otherwise in compliance with FAR obligations, 3.1(i) (Preferred Manufacturing Partner) (provided that, such provisions shall only survive in the event this Agreement is terminated pursuant to Section 10.2(d) herein); Article 4 (Intellectual Property); Article 5 (Confidentiality and Non-Disclosure); Section 6.2 (Disclaimer of Other Representations and Warranties); Article 7 (Indemnification); Article 8 (Limitation of Liability); Section 10.3 (Effect of Termination); Section 10.4 (Survival); Article 11 (Dispute Resolution); and Article 12 (Miscellaneous).

ARTICLE XI

DISPUTE RESOLUTION

Section 11.1. Dispute Resolution Objective. Unless otherwise expressly provided in this Agreement and except for any claims for equitable relief, all Disputes for which the Steering Committee cannot reach a decision will be subject to this Article 11. Either Party may initiate the dispute resolution procedure of this Article 11 by giving the other Party written notice in accordance with the terms of Section 12.5 of any dispute (“Notice of Dispute”).

Section 11.2. Negotiation and Mediation. Within ten (10) days of a Notice of Dispute provided to a Party in accordance with Section 12.5, senior executives of each Party having greater seniority than the members appointed to the Steering Committee by such Party will meet in person, or by teleconference, at a mutually agreeable time and place, and thereafter as often as they reasonably deem necessary, to attempt in good faith to resolve the Dispute. If the Dispute is not resolved within ten (10) days following the Notice of Dispute, the Parties will submit the Dispute to mediation before a mutually agreed mediator from Judicial Arbitration and Mediation Services (“JAMS”) or its successor, to be scheduled within ten (10) days. All negotiations pursuant to this Section 11.2 are confidential and are deemed compromise and settlement negotiations for the purposes of applicable rules of evidence. Each Party will bear its own costs with respect to any mediation, and the other costs of the mediation will be shared equally between the Parties.

Section 11.3. Arbitration. In the event the Parties are unable to resolve any dispute by negotiations or mediation as set forth in Section 11.2, the Parties will submit the Dispute to binding arbitration before a mutually agreed arbitrator from JAMS or its successor. If the Parties cannot agree on an arbitrator within five (5) days after the commencement of the arbitration, each Party will select an arbitrator, who is not employed by or a consultant to either Party, and the two selected arbitrators will select a third arbitrator, who is not employed by or a consultant to either Party. Any arbitrator chosen hereunder will have reasonable education and training relevant to the Dispute. The arbitration will be held in accordance with the JAMS Comprehensive Arbitration Rules and Procedures. The location of the arbitration will be San Francisco, California. The decision of the arbitrator will be binding on the Parties and will be final and nonappealable. Any decision by the arbitrator(s) will not be interpreted as an admission against interest of any Party and will not be admissible as evidence in any subsequent court action with a third party. The prevailing Party in any arbitration will be entitled to an award of all costs, fees and expenses, including reasonable attorneys’ fees, with respect to the matters submitted to the arbitration once the arbitrator reaches a decision.

Section 11.4. No Court Proceedings. Unless otherwise provided elsewhere in this Agreement or any Collaboration Project Plan, no Party may institute any court proceedings concerning any Dispute. The dispute resolution procedure of this Article 11 is the sole remedy, unless otherwise provided elsewhere in this Agreement, for resolving Disputes. Notwithstanding the foregoing, the Parties may initiate court proceedings in a court of competent jurisdiction (i) to enforce any arbitration award between the Parties, (ii) for claims for equitable relief, or (iii) to enforce its Intellectual Property Rights. The Party seeking enforcement of an arbitration award will be entitled to an award of all costs, fees and expenses, including reasonable attorneys’ fees, to be paid by the Party against whom enforcement is ordered.

ARTICLE XII

MISCELLANEOUS

Section 12.1. Force Majeure. Neither Party will be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, when and to the extent such failure or delay is caused by:

(a) acts of God;

(b) flood, fire, or explosion;

(c) war, terrorism, invasion, riot, or other civil unrest;

(d) embargoes or blockades in effect on or after the date of this Agreement;

(e) national or regional emergency;

(f) strikes, labor stoppages or slowdowns, or other industrial disturbances;

(g) any passage of law or governmental order, rule, regulation, or direction, or any action taken by a governmental or public authority, including imposing an embargo, export or import restriction, quota, or other restriction or prohibition; or

(h) national or regional shortage of adequate power or telecommunications or transportation facilities;

(each of the foregoing, a “Force Majeure”), in each case, provided that (i) such event is outside the reasonable control of the affected Party, (ii) the affected Party provides prompt notice to the other Party, stating the period of time the occurrence is expected to continue and (iii) the affected Party uses diligent efforts to end the failure or delay and minimize the effects of such Force Majeure event. A Party may terminate this Agreement if a Force Majeure event affecting the other Party continues substantially uninterrupted for a period of thirty (30) days or more. Unless the Party terminates this Agreement pursuant to the preceding sentence, all timelines in each Collaboration Project Plan will automatically be extended for a period up to the duration of the Force Majeure event.

Section 12.2. Further Assurances. Each Party will, upon the reasonable request, and at the sole cost and expense, of the other Party, promptly execute such documents and perform such acts as may be necessary to give full effect to the terms of this Agreement.

Section 12.3. Independent Contractors. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement will be construed as creating any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the Parties, and neither Party will have authority to contract for or bind the other Party in any manner whatsoever.

Section 12.4. Publicity. The Parties shall each participate in a joint presentation of the Joby/Toyota partnership, including display of a co-branded eVTOL prototype. Except for such presentation or as otherwise expressly permitted by any Collaboration Project Plan, neither Party will issue or release any announcement, statement, press release or other publicity or marketing materials relating to this Agreement, any Collaboration Project, or any activities under or results of any Collaboration Project, or otherwise use the other Party’s trademarks, service marks, trade names, logos, domain names, or other indicia of source, association, or sponsorship, in each case, without the prior written consent of the other Party. Neither Party will release any such press release or other announcement relating to this Agreement without the prior review and express approval of the other Party as to its form, content, and timing.

Section 12.5. Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder will be in writing and will be deemed to have been given in accordance with this Section:

If to Toyota:	Toyota Motor Corporation
4-7-1 Meieki, Nakamura-ku, Nagoya
Aichi 450-8171
Japan
Email:
Attention:

With a copy to:

Toyota Motor North America, Inc.
6565 Headquarters Drive
W1-5B
Plano, Texas 75024
Email: christopher.yang@toyota.com
Attention: Chief International Counsel

If to Joby:	Joby Aero, Inc.
340 Woodpecker Ridge
Santa Cruz, CA 95060
Email: legal@jobyaviation.com
Attention: General Counsel

Notices sent in accordance with this Section will be deemed effectively given: (a) when received, if delivered by hand (with written confirmation of receipt); (b) when received, if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by facsimile or e-mail (in each case, with confirmation of transmission), if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient.

Section 12.6. Interpretation.

(a) When a reference is made in this Agreement to a Section, such reference will be to a Section of this Agreement unless otherwise clearly indicated to the contrary.

(b) As used throughout this Agreement and all attachments, amendments, schedules and exhibits annexed hereto, the word “including” will be interpreted to mean “including, without limitation” or “including, but not limited to”.

(c) The words “hereof’, “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

(d) The plural of any defined term will have a meaning correlative to such defined term, and words denoting any gender will include all genders. Where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning.

(e) This Agreement has been reviewed and negotiated by all Parties and will be deemed to have been drafted by all Parties; accordingly, no rule of interpretation against a drafting Party is applicable to this Agreement.

Section 12.7. Precedence. In the event of an inconsistency, ambiguity, contradiction or conflict between the terms of this Agreement, any Collaboration Project Plan and any amendments to any of the foregoing, the document executed (or otherwise coming into effect) latest in time will control.

Section 12.8. Privileged Communications. It is expected that, in furtherance of this Agreement, the Parties may, from time to time, disclose to one another privileged communications with counsel, including opinions, memoranda, letters, and other written, electronic, and verbal communications. Such disclosures are made with the understanding that they will remain confidential and that they are made in connection with the shared community of legal interests existing between the Parties, including the community of legal interests in avoiding infringement of any valid, enforceable third-party patents and in obtaining patent protection for Jointly Developed Intellectual Property.

Section 12.9. Headings. The headings in this Agreement are for reference only and will not affect the interpretation of this Agreement.

Section 12.10. Entire Agreement. This Agreement, together with all Schedules and any other documents (including Collaboration Project Plans) incorporated herein by reference, constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. This agreement shall not supersede or terminate the Mutual Nondisclosure/Confidentiality Agreement between the Parties, dated November 10, 2018 or its application to information provided by one Party to the other outside the scope of this Agreement.

Section 12.11. Assignment. Unless otherwise expressly provided in the relevant Collaboration Project Plan, neither Party will assign or otherwise transfer any of its rights, or delegate or otherwise transfer any of its obligations or performance, under this Agreement, in each case whether voluntarily, involuntarily, by operation of law or otherwise, without the other Party’s prior written consent; provided that either Party may assign this Agreement to an acquirer of all or substantially all of such Party’s equity or assets that relate to this Agreement. No delegation or other transfer without consent will relieve the other Party of any of its obligations or performance under this Agreement. Subject to the foregoing, this Agreement is binding upon and inures to the benefit of the Parties hereto and their respective permitted successors and assigns. Any purported assignment or transfer in violation of this Section 12.11 will be null and void.

Section 12.12. No Third-Party Beneficiaries. Except with respect to a Party’s officers, directors, employees and agents’ rights to indemnification as set forth in Article 7, this Agreement is for the sole benefit of the Parties and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Agreement.

Section 12.13. Amendment; Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party hereto, including any Collaboration Project Plan. No waiver by any Party of any of the provisions hereof will be effective unless explicitly set forth in writing and signed by the waiving Party. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 12.14. Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal, or unenforceable, the Parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 12.15. Governing Law; Submission to Jurisdiction. This Agreement will be governed and construed in accordance with the laws of the State of California, USA, as applied to transactions taking place wholly within California between California residents and without regard to the conflicts of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of California. Subject to Article 11, the Parties expressly consent to the exercise of personal jurisdiction by and to venue in the state and federal courts located in San Francisco City and County, California, USA for any lawsuit arising from or related to this Agreement.

Section 12.16. Waiver of Jury Trial. Each Party irrevocably and unconditionally waives any right it may have to a trial by jury for any court proceeding arising out of or relating to this Agreement or the transactions contemplated hereby for which a Party may bring such a court proceeding.

Section 12.17. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission (to which a PDF copy is attached) will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the Effective Date.

JOBY AERO, INC.

By:	[*****]
	Name:	[*****]
	Title:	[*****]

TOYOTA MOTOR COMPANY

By:	[*****]
	Name:	[*****]
	Title:	[*****]

SCHEDULE A

[TO COME]

SCHEDULE B

[TO COME]